Exhibit 99.1

- 8 King Street, Suite 208 – Toronto Ontario, Canada – M5C 1B5 -
- tel: 416-361-9640 - fax: 416-361-0883

Colombia Goldfields Ltd Announces Increase in the Medoro Consideration
and the Execution of Additional Lock-Up Agreement in Respect of the Plan of Arrangement

TORONTO, Monday, August 10, 2009 – Colombia Goldfields Ltd. (TSX: CGL) announced today an increase to the consideration (the "Medoro Consideration") to be issued to the stockholders of Colombia Goldfields Ltd. in connection with the previously announced proposed acquisition of the outstanding common shares of Colombia Goldfields. Under the previous terms of the proposed arrangement, Medoro was to issue 29,266,856 shares and 940,720 warrants to the stockholders of Colombia Goldfields in exchange for the 104,524,486 outstanding shares of Colombia Goldfields (a share exchange ratio of 0.28 of a share plus 0.009 of a consideration warrant of Medoro for each share of Colombia Goldfields). Under the revised terms, the exchange ratio under the Medoro Consideration has been increased by 20% so that Medoro will now issue 35,120,227 common shares and 1,128,864 warrants to the stockholders of Colombia Goldfields in exchange for the 104,524,486 outstanding shares of Colombia Goldfields. The exchange ratio is 0.336 of a common share plus 0.0108 of a consideration warrant of Medoro for each common share of Colombia Goldfields. Each full warrant is exercisable into one Medoro common share at a subscription price of Cdn$0.50 per Medoro common share for a term of two years. On completion of the proposed arrangement, Colombia Goldfields’ stockholders will own approximately 18% of Medoro based upon the number of issued and outstanding shares of Medoro as of today.

Medoro also announced today that it has entered into a voting and lock-up agreement with Baker Steel Capital Managers LLP, a key shareholder of Colombia Goldfields, in connection with the proposed acquisition. Pursuant to the lock-up agreement, Baker Steel has agreed, among other things, to vote all of its Colombia common shares in favour of the proposed acquisition. Including securities of Colombia Goldfields held by Baker Steel Capital Managers LLP, approximately 19% of the outstanding Colombia Goldfields shares (on a fully-diluted basis) are now subject to lock-up agreements.

A copy of the arrangement agreement in connection with the proposed acquisition has been filed under Colombia Goldfields profile on EDGAR and is available at www.sec.gov.

About Colombia Goldfields

Colombia Goldfields Ltd., through its subsidiaries Compañia Minera de Caldas S.A. and Gavilan Minerals S.A., is developing what we believe is a multi-million ounce gold resource in Colombia’s historic Marmato Mountain gold district.

Colombia Goldfields is traded in the US under the symbol CGDF, on the Toronto Stock Exchange under the symbol GOL, and in Germany under the symbol C2B.

Disclaimer

This release contains forward-looking statements that are based on the beliefs of Colombia Goldfield's management and reflect Colombia Goldfield's current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Colombia Goldfields with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward looking statements. In particular, there is no assurance that a definitive agreement will be executed or that the proposed transaction will be completed.

Company Contact:
J. Randall Martin, Vice Chairman and CEO
Colombia Goldfields Ltd. (TSX: GOL / OTC BB: CGDF)
8 King Street East, Suite 208
Toronto, Ontario, M5C 1B5
T: 416-361-9640
F: 416-361-0883
info@colombiagoldfields.com
www.colombiagoldfields.com